Filed pursuant to Rule 424(b)(2)
Registration No. 333-250159

PRICING SUPPLEMENT
(To Prospectus dated December 18, 2020 and
Prospectus Supplement dated December 18, 2020)

Nordic Investment Bank
Medium-Term Notes, Series D
Due Nine Months or More from Date of Issue

US$ 100,000,000 SOFR FLOATING RATE NOTES DUE MAY 12, 2026
Issue Price:  102.517% (plus accrued interest from August 12, 2022)
The Notes will mature at 100% of their principal amount on May 12, 2026.  The Notes will constitute a further issuance of, and be consolidated, form a single issue and be fully fungible with, NIB’s outstanding USD 700,000,000 SOFR floating rate notes due May 12, 2026 and issued on May 12, 2021, and its outstanding USD 50,000,000 SOFR floating rate notes due May 12, 2026, issued on May 16, 2022. The Notes will not be redeemable before maturity and will not be entitled to the benefit of any sinking fund.
NIB has applied to list the Notes on the Regulated Market of the Luxembourg Stock Exchange in accordance with the Rules of the Luxembourg Stock Exchange pursuant to Chapter 2 of Part III of the Loi relative aux prospectus pour valeurs mobilières dated July 16, 2019 (the “Luxembourg Prospectus Act”).

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined whether this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions	Proceeds, before expenses, to NIB
Per Note	102.517%	0.000%	102.517%
Total	US$102,617,298.00(1)	US$0	US$102,617,298.00(1)

(1)
This figure is inclusive of 11 days accrued interest of USD 100,298.00 the underwriter is required to pay. The underwriter will also be required to pay accrued interest from August 23, 2022 if the Notes are delivered after that date.

The underwriter expects to deliver the Notes to investors on or about August 23, 2022.

Barclays

The date of this Pricing Supplement is August 16, 2022.

ABOUT THIS PRICING SUPPLEMENT
This pricing supplement supplements the accompanying prospectus supplement dated December 18, 2020, relating to NIB’s US$20,000,000,000 Medium-Term Note Program, Series D, and the accompanying prospectus dated December 18, 2020, relating to NIB’s debt securities and warrants. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
This pricing supplement, together with the accompanying prospectus supplement dated December 18, 2020 and prospectus dated December 18, 2020, fulfills the requirement for a voluntarily alleviated prospectus pursuant to Chapter 2 of Part III of the Luxembourg Prospectus Act.
You should read this pricing supplement along with the accompanying prospectus supplement and prospectus.  All three documents contain information you should consider when making your investment decision.  You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus supplement and the prospectus.  NIB has not authorized anyone else to provide you with different information.  NIB and the purchasers are offering to sell the Notes and seeking offers to buy the Notes only in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of its date.
NIB is furnishing this pricing supplement, the prospectus supplement and the prospectus solely for use by prospective investors in connection with their consideration of a purchase of the Notes.  NIB confirms that:
•	the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is true and correct in all material respects and is not misleading;
•	it has not omitted other facts the omission of which makes this pricing supplement and the accompanying prospectus supplement and prospectus as a whole misleading; and
•	it accepts responsibility for the information it has provided in this pricing supplement and the accompanying prospectus supplement and prospectus.
The statement made in the preceding sentence is not intended to be a disclaimer or limitation of liability under the U.S. federal securities laws.

DESCRIPTION OF THE NOTES
NIB will issue the Notes under the Fiscal Agency Agreement dated as of May 22, 2007, as amended by agreements dated October 2, 2009, December 17, 2010 and January 25, 2016.  The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the Notes and the Fiscal Agency Agreement.  This summary does not contain all of the information that may be important to you as a potential investor in the Notes.  You should read the Fiscal Agency Agreement and the form of the Notes before making your investment decision.  NIB has filed copies of these documents with the SEC and has filed copies of these documents at the offices of the fiscal agent and the paying agent.
Aggregate Principal Amount:	US$100,000,000
Issue Price:	102.517%
Original Issue Date:	August 23, 2022
Maturity Date:	May 12, 2026
Specified Currency:	U.S. Dollars
Authorized Denominations:	US$200,000 and integral multiples of US$1,000 thereafter
Form:	The Notes will be issued in book-entry form under a master global security, in registered form without coupons registered in the name of Cede & Co., as nominee of The Depository Trust Company.
Interest Rate:	Compounded SOFR + the Margin
Margin:	+ 100bps per annum
Compounded SOFR:
Subject to the "Compounded SOFR Fallback Provisions" below, for any Interest Period, Compounded SOFR will be calculated by the Calculation Agent on each Interest Determination Date as follows and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards:
where:
"SOFR IndexStart" means the SOFR Index value on the day which is five U.S. Government Securities Business Days preceding the first date of the relevant Interest Period
"SOFR IndexEnd" means the SOFR Index value on the day which is five U.S. Government Securities Business Days preceding the Interest Payment Date relating to such

Interest Period (or in the final Interest Period, the Maturity Date)
"dc" means the number of calendar days in the Observation Period relating to such Interest Period
"Observation Period" means the period from and including five U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding five U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including five U.S. Government Securities Business Days preceding the Settlement Date to but excluding the five U.S. Government Securities Business Days preceding the first Interest Payment Date.

SOFR Index:
The SOFR Index in relation to any U.S. Government Securities Business Day shall be the value as published by the SOFR Administrator on the SOFR Administrator's Website at 3:00 p.m. (New York Time) on such U.S. Government Securities Business Day ("SOFR Determination Time").

Compounded SOFR Fallback Provisions:
SOFR Index Unavailable:
If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR Index or SOFR, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated by the Calculation Agent in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information (or any replacement page). For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to "calculation period" shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily SOFR (“SOFRi”) does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator's Website.
If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred during such Interest Period, the provisions below under “Effect of Benchmark Transition Event” shall apply to that

Interest Period and any future Interest Periods (subject to the occurrence of any future Benchmark Transition Event).
Effect of Benchmark Transition Event
Notwithstanding the foregoing, if for any Interest Determination Date NIB determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark (including any daily published component used in the calculation thereof), NIB shall use reasonable endeavors, as soon as reasonably practicable, to appoint an Independent Adviser to determine (in consultation with NIB) the Benchmark Replacement which will replace the then-current Benchmark (or such component) for all purposes relating to the Notes in respect of all determinations on such date and for all determinations on all subsequent Interest Determination Dates (subject to the subsequent operation of this provision).
In connection with the implementation of a Benchmark Replacement, the Independent Adviser, in consultation with NIB, will have the right to make Benchmark Replacement Conforming Changes from time to time.
Any determination, decision or election that may be made by the Independent Adviser, in consultation with NIB, pursuant to this section, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:
(1)  will be conclusive and binding absent manifest error;
(2)  will be made in the sole discretion of the Independent Adviser, in consultation with NIB, as applicable; and
(3)  notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from the holders of the Notes or any other party.
If NIB is not able to appoint an Independent Adviser or the Independent Adviser does not determine a Benchmark Replacement, then Compounded SOFR shall be determined by NIB in accordance with the provisions as set out below.
Where:
“Benchmark” means, initially, Compounded SOFR as such terms are defined above; provided that if for any Interest Determination Date NIB determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (including any daily published component used in the calculation thereof) or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement.
“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Independent Adviser, in consultation with NIB, as of the Benchmark Replacement Date.
(1)  the sum of: (a) the alternate reference rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark (including any daily published component used in the calculation thereof) and (b) the Benchmark Replacement Adjustment;
(2)  the sum of: (a) the ISDA Fallback Rate and (b) the ISDA Fallback Adjustment; or
(3)  the sum of: (a) the alternate reference rate that has been selected by the Independent Adviser, in consultation with NIB, as the replacement for the then-current Benchmark (including any daily published component used in the calculation thereof) giving due consideration to any industry- accepted reference rate as a replacement for the then-current Benchmark (or such component) for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Independent Adviser, in consultation with NIB, as of the Benchmark Replacement Date:
(1)  the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; or
(2)  the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Independent Adviser, in consultation with NIB, giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark (including any daily published component used in the calculation thereof) with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments of interest, rounding of amounts and other administrative matters (including changes to the fallback provisions)) that the Independent Adviser, in consultation with NIB, decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Independent Adviser, in consultation with NIB, decides that adoption of any portion of such market practice is not administratively feasible or if the Independent Adviser, in consultation with NIB, determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Independent Adviser, in consultation with NIB, determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):
(1)  in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark (or such component) permanently or indefinitely ceases to provide the Benchmark (or such component); or
(2)  in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):
(1)  a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(2)  a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(3)  a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component) announcing that the Benchmark (or such component) is no longer representative.
“Independent Adviser” means a reputable independent financial institution or other reputable independent financial adviser experienced in the international debt capital markets, in each case appointed by NIB at its own expense.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation event with respect to the Benchmark (including any daily published component used in the calculation thereof) of the applicable tenor excluding any applicable ISDA Fallback Adjustment.
“Reference Time” with respect to any determination of the Benchmark means the SOFR Determination Time, or (if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred), the time determined by the Independent Adviser, in consultation with NIB, after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
"SOFR Administrator" means the Federal Reserve Bank of New York or any successor administrator of the SOFR Index and Secured Overnight Financing Rate.
"SOFR Administrator's Website" means the website of the SOFR Administrator.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
In the event Compounded SOFR cannot be determined in accordance with the foregoing provisions, Compounded SOFR will be (i) that determined at the last preceding Interest Determination Date or (ii) if there is no such preceding Interest Determination Date, the initial Interest Rate (minus the Margin) which would have been applicable to the Notes for the scheduled first Interest Period had the Notes been in issue for a period equal in duration to the scheduled first Interest Period but ending on, and excluding, the Issue Date.

Interest Periods:	Each quarterly period from, and including, the prior Interest Payment Date to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).
Interest Payment Dates:	Quarterly in arrear, every February 12, May 12, August 12 and November 12, up to and including the Maturity Date, subject to the Business Day Convention, commencing on November 12, 2022.
Day Count Fraction:	ACT/360
Interest Determination Date:	The date falling five U.S. Government Securities Business Days prior to the final day of each Interest Period.
U.S. Government Securities	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets

Business Day:	Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Business Days:	New York
Fixing Days:	U.S. Government Securities Business Days
Business Day Convention:	Modified Following, Adjusted
Optional Repayment:	Yes X No
Optional Redemption:	Yes X No
Indexed Note:	Yes X No
Foreign Currency Note:	Yes X No
Purchaser:	Barclays Bank Ireland PLC
Purchase Price:	102.517%
Net Proceeds, after Discounts and Commissions, to NIB:	US$102,617,298.00 (including 11 days Accrued Interest of US$100,298.00)
Closing Date:	August 23, 2022
Listing:	Luxembourg
Securities Codes:
LEI Code:	213800HYL1S7VAXG6Z48
CUSIP:	65562QBR5
ISIN:	US65562QBR56
Common Code:	234263927
Fiscal Agent:	Citibank, N.A.
Paying Agent:	Citibank, N.A.
Luxembourg Paying Agent:	BNP Paribas Securities Services, Luxembourg Branch
Calculation Agent:	Citibank, N.A.
Exchange Rate Agent:	Citibank, N.A.
Transfer Agent:	Citibank, N.A.

Further Issues:
NIB may from time to time, without the consent of existing holders, create and issue additional notes having the same terms and conditions as the Notes being offered hereby in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon; provided that any such additional notes shall be issued under a separate CUSIP number, ISIN number and Common Code unless such additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de-minimis amount of original discount, in each case for U.S. federal income tax purposes.  Additional notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding Notes.

Governing Law:
The Notes will be governed by, and construed in accordance with, New York law, except for authorization and execution of the Notes by NIB and any other matters required to be governed by the 2004 Agreement and the Statutes of NIB, as amended.

Further Information:	See “General Information Relating to the Luxembourg Stock Exchange Listing.”

RISK FACTORS
The Secured Overnight Financing Rate (“SOFR”) is a relatively new reference rate and its composition and characteristics are not the same as the London Inter-Bank Offered Rate (“LIBOR”).
On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified the SOFR as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities, and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also begun publishing historical indicative Secured Overnight Financing Rates from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.
The composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR (including Compounded SOFR) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.
The interest rate on the Notes is based on a Compounded SOFR rate and the SOFR Index, both of which are relatively new in the marketplace.
For each Interest Period (as defined above), the Interest Rate on the Notes is based on Compounded SOFR, which is calculated using the SOFR Index (as defined above) published by the Federal Reserve Bank of New York according to the specific formula described above, and not the SOFR rate published on or in respect of a particular date during such interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the Notes during any interest period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Notes on the Interest Payment Date (as defined above) for such interest period.
Very limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. In addition, the Federal Reserve Bank of New York only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the SOFR Index or the specific formula for the Compounded SOFR rate used in the Notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the liquidity and market value of the Notes.
Any failure of SOFR to gain market acceptance could adversely affect the Note.
According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the Notes and the price at which investors can sell the Notes in the secondary market.
In addition, if SOFR does not prove to be widely used as a benchmark in securities that are similar or comparable to the Notes, the trading price of the Notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating-rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the Notes may be lower than those of later-issued SOFR-based debt securities as a result. Holders of the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.
Compounded SOFR with respect to a particular interest period will only be capable of being determined near the end of the relevant interest period.
The level of Compounded SOFR applicable to a particular interest period and, therefore, the amount of interest payable with respect to such interest period will be determined on the Interest Determination Date (as defined above) for such interest period. Because each such date is near the end of such interest period, you will not know the amount of interest payable with respect to a particular interest period until shortly prior to the related interest payment date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such interest payment date. In addition, some investors may be unwilling or unable to trade the Notes without changes to their information technology systems. An inability to reliably estimate accrued and unpaid interest as well as potential need for some investors to change their information technology systems could both adversely impact the liquidity and trading price of the Notes.
NIB (or an independent financial adviser appointed by NIB) will make certain determinations with respect to the Notes, which determinations may adversely affect the Notes.
Pursuant to the terms of the Notes, NIB is authorized to make certain determinations, decisions and elections with respect to the interest rate on the Notes. NIB will make any such determination, decision or election in its sole discretion, and any such determination, decision or election that its makes could affect the amount of interest payable on the Notes. For example, if NIB determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, They are authorized to appoint an independent adviser who they can authorize, in consultation with NIB, to make certain of the determinations, decisions and elections under the terms of the Notes, including among other things, the Benchmark Replacement, Benchmark Replacement Adjustment and Benchmark Replacement Conforming Changes. Furthermore any exercise of discretion by NIB, or the independent adviser, under the terms of the Notes could present a conflict of interest. In addition, NIB or the independent adviser may assume the duties of calculation agent. In making any required determinations, decisions and elections under the terms of the Notes, NIB or the independent adviser, may have economic interests that are adverse to the interest of the holders of the Notes, and those determinations, decisions or elections could have a material adverse effect on the return on, value of and market for the Notes. All determinations, decisions or elections by NIB, or by the independent adviser, including those made by NIB or by the independent adviser acting as calculation agent, will be conclusive and binding absent manifest error.

The SOFR Index may be modified or discontinued and the Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Notes.
The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than NIB, and NIB has no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of holders of the Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Notes and the trading prices of the Notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.
If NIB determines that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined above) have occurred, then the interest rate on the Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which is referred to as a “Benchmark Replacement”, as further described above under “Description of the Notes.”
If a particular Benchmark Replacement or Benchmark Replacement Adjustment (each as defined above) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined above), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, the Independent Adviser (as defined above), in consultation with NIB. In addition, the terms of the Notes expressly authorize the Independent Adviser, in consultation with NIB, to make Benchmark Replacement Conforming Changes (as defined above) with respect to, among other things, changes to the timing and frequency of determining rates and making payments of interest, rounding of amounts and other administrative matters (including changes to the fallback provisions). The determination of a Benchmark Replacement, the calculation of the interest rate on the Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Notes in connection with a Benchmark Transition Event, could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes.
In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Notes and the return on the Notes and the price at which you can sell the Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for Notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

SOFR may be more volatile than other benchmark or market rates.
Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as U.S. dollar LIBOR. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Notes may fluctuate more than floating rate debt securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Notes.

INDEPENDENT AUDITORS
The Control Committee of NIB  appointed as its independent joint auditors for NIB for the 2019, 2020 and 2021 financial years Authorized Public Accountant Terhi Mäkinen, representing the accounting firm Ernst & Young Oy, Finland, and Authorized Public Accountant Mona Alfredsson, representing the accounting firm Ernst & Young AB, Sweden.

EXPERTS
The financial statements of Nordic Investment Bank for the years ended December 31, 2019 and December 31, 2020 appearing in Nordic Investment Bank’s Annual Reports on Form 18-K/A filed on February 26, 2020 and February 17, 2021, respectively, and the financial statements of Nordic Investment Bank for the year ended December 31, 2021 appearing in Nordic Investment Bank’s Annual Reports on Form 18-K filed on February 22, 2022, have been audited by Ernst & Young Oy, Finland and Ernst & Young AB, Sweden, independent joint auditors, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

UNDERWRITING
NIB and the underwriter have entered into a terms agreement as of August 16, 2022 relating to the Notes.  An underwriter that is not a registered broker-dealer under the Securities Exchange Act of 1934 will make sales in the United States only through underwriters or selling agents that are so registered.  As Barclays Bank Ireland PLC is not registered with the SEC as a U.S. registered broker-dealer, it will effect offers and sales of the Notes solely outside of the United States or within the United States to the extent permitted by Rules 15a‑6 under the Securities Exchange Act of 1934 through one or more U.S. registered broker-dealers, and as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.  Subject to certain conditions, the underwriter has agreed to purchase the principal amount of the Notes indicated in the following table.
Underwriter	Underwriting Commitment
Barclays Bank Ireland PLC	US$	100,000,000
	US$	100,000,000

EXPENSES OF THE ISSUE
NIB estimates the expenses of the issue to be Euro 100,000.

SELLING RESTRICTIONS
Prohibition of Sales to European Economic Area (the “EEA”) Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of:
(i)            a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)           a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.
Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to UK Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of:
(i)            a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or
(ii)           a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms  part of domestic law by virtue of the EUWA.
Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

PRODUCT GOVERNANCE
MIFID II Product Governance / Professional Investors And Eligible Counterparties Only Target Market
Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/ EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a "distributor") should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
UK MIFIR Product Governance / Professional Investors And Eligible Counterparties Only Target Market
Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA ("UK MiFIR"); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a "distributor") should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

GENERAL INFORMATION RELATING TO THE
LUXEMBOURG STOCK EXCHANGE LISTING
NIB has obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the Notes.  Resolutions of the Board of Directors of NIB, dated December 14, 2006, December 16, 2010, December 11, 2014, December 10, 2015, April 25, 2017, December 12, 2019 and November 13, 2020 authorized the issuance of the Notes and related matters.
NIB has applied to list the Notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange pursuant to the Luxembourg Prospectus Act.  Copies of the 2004 Agreement and all reports prepared and filed are available at the office of BNP Paribas Securities Services, Luxembourg Branch, the listing agent in Luxembourg.
So long as any of the Notes remain outstanding and listed on the Luxembourg Stock Exchange, copies (and English translations for documents not in English) of the following items will be available free of charge from NIB’s listing agent at its offices at 60 avenue J.F. Kennedy, L-1855 Luxembourg, Luxembourg:
•	all incorporated documents that are considered part of this pricing supplement;
•	the audited annual financial statements of NIB;
•	future annual financial reports of NIB; and
•	any related notes to these items.
During the same period, the Fiscal Agency Agreement will be available for inspection at the office of BNP Paribas Securities Services, Luxembourg Branch in Luxembourg.  NIB will, until the repayment of the Notes, maintain a paying agent in Luxembourg, which initially will be BNP Paribas Securities Services, Luxembourg Branch.  Payments on book-entry Notes that clear through Euroclear and Clearstream, Luxembourg may be effected through the Luxembourg paying agent.  BNP Paribas Securities Services, Luxembourg Branch will also serve as transfer agent in Luxembourg.
If any payment on a Note presented for payment in Luxembourg is due on a day on which banking institutions are authorized or required by law or regulations to be closed in Luxembourg, such payment will be made on the next Luxembourg Business Day (a day, other than Saturday or Sunday, which is not a day on which banking institutions are authorized or required by law or regulations to be closed in Luxembourg).  This payment will be treated as if it were made on the due date, and no additional interest will accrue as a result of this delay.
Notices to holders of the Notes will be made by first class mail, postage prepaid, to the registered holders.  Notices concerning the Notes will also be made by publication in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or by publication on the Luxembourg Stock Exchange’s website (www.bourse.lu).  In particular, notices relating to any redemption permitted under the terms of the Notes and relating to interest rates will be notified to the Luxembourg paying agent and the Luxembourg Stock Exchange.  Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of first publication.
NIB is not involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issuance of the Notes nor, so far as NIB is aware, is any such litigation or arbitration pending or threatened.  Except as disclosed in this pricing supplement, the prospectus supplement and the prospectus and the documents considered part of them, there has been no material adverse change in the financial position or prospects of NIB since December 31, 2021.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
For a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes, please see “United States Taxation” on page 11 of the accompanying prospectus.
The discussion under “United States Taxation—U.S. Holders—Book/Tax Conformity” in the accompanying prospectus is deleted, and the following paragraph shall amend and supersede the third paragraph under “United States Taxation” in the prospectus:
This summary does not discuss all of the tax considerations that may be relevant to you in light of your particular circumstances (such as the application of the alternative minimum tax and the Medicare tax on net investment income or consequences arising under special timing rules prescribed under section 451(b) of the U.S. Internal Revenue Code). You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, foreign or other tax laws.
Additionally, a U.S. holder acquiring the Notes pursuant to this offering generally will be treated as acquiring the Notes with premium.  A U.S. holder should refer to “United States Taxation—Premium” on page 16 of the accompanying prospectus and consult its own tax advisor regarding the rules for amortizing premium with respect to the Notes.

Issuer
Nordic Investment Bank
Fabianinkatu 34
P.O. Box 249
FI-00171 Helsinki
Finland
Book-Runner
Barclays Bank Ireland PLC
One Molesworth Street
Dublin 2
Ireland D02RF29
Fiscal Agent
Citibank, N.A.
388 Greenwich Street, 14th Floor
New York, NY 10013
United States of America
Agents
Listing Agent
BNP Paribas Securities Services
Luxembourg Branch
60 avenue J.F. Kennedy
L-1855 Luxembourg
Luxembourg
New York Paying Agent Citibank, N.A. 388 Greenwich Street, 14th Floor New York, NY 10013 United States of America	Luxembourg Paying Agent BNP Paribas Securities Services Luxembourg Branch 60 avenue J.F. Kennedy L-1855 Luxembourg Luxembourg
Legal Advisers
To the Issuer Ms. Anna von Knorring Chief Counsel Nordic Investment Bank Fabianinkatu 34 P.O. Box 249 FI-00171 Helsinki Finland	To the Underwriter Cleary Gottlieb Steen & Hamilton LLP Neue Mainzer Str. 52 60311 Frankfurt am Main Germany
Auditors of the Issuer
Ernst & Young Oy
Alvar Aallon katu 5 C
FI-00100 Helsinki
Finland